Exhibit 11


                         THE GENLYTE GROUP INCORPORATED
          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
           FOR THE THREE MONTHS ENDED APRIL 1, 1995 AND APRIL 2, 1994
                     (000'S OMITTED, EXCEPT PER SHARE DATA)
                                  (Unaudited)



                                                               1995        1994
                                                              ------      ------
PRIMARY EARNINGS PER SHARE:
Net Income .............................................     $ 1,622     $ 1,264
Average Common Shares Outstanding ......................      12,732      12,732
Common Shares Issuable in Respect to  Common Stock
Equivalents, with a  Dilutive Effect ...................           0           0
Total Common and Common Equivalent
  Shares ...............................................      12,732      12,732
Primary Earnings per Share .............................     $   .13     $   .10

FULLY DILUTED EARNINGS PER SHARE:
Net Income Applicable to Common
  Stock and Common Stock Equivalents ...................       1,622     $ 1,264
Total Common and Common Equivalent
  Shares ...............................................      12,732      12,732
Additional Common Shares Assuming
  Full Dilution ........................................           1           0
Total Common Shares Assuming
  Full Dilution ........................................      12,733      12,732
Fully Diluted Earnings per Share .......................     $   .13     $   .10